Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO thE

second AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ast spacemobile, INC.

AST SpaceMobile, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify pursuant to Section 242 of the DGCL:

1.	The name of the Corporation is AST SpaceMobile, Inc. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 6, 2021 (the “Second Amended and Restated Certificate of Incorporation”).

2.	This amendment to the Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3.	Section 8.1 of the Second Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“Section 8.1. Action by Written Consent. Except as otherwise provided in this Section 8.1, the stockholders of the Corporation may not effect any action by written consent. The stockholders of the Corporation may act by written consent to remove a Director or the entire Board from office pursuant to Section 7.3 if the action is authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote were present thereon and voted, provided all other requirements of applicable law and the Amended Certificate of Incorporation are satisfied.”

4.	All other provisions of the Second Amended and Restated Certificate of Incorporation shall remain in full force and effect.

5.	The foregoing amendments shall be effective upon the filing of this certificate of amendment (this “Certificate of Amendment”) with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name on this 6th day of June, 2025.

AST SPACEMOBILE, INC

By:	/s/ Andrew Johnson
Name:	Andrew Johnson
Title:	Authorized Officer